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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

LTC Properties, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 1, 2011

        The 2011 Annual Meeting of Stockholders of LTC Properties, Inc. will be held on Wednesday, June 1, 2011 at 10:00 a.m., local time, at the Hyatt Westlake Plaza, 880 S. Westlake Blvd., Westlake Village, California 91361 to conduct the following items of business:

  (1)
  To elect six directors to serve on the Board of Directors for the ensuing year and until the election and qualification of their respective successors;

  (2)
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011;

  (3)
  To approve, on an advisory basis, the compensation of our named executive officers;

  (4)
  To advise on the frequency of the advisory vote on executive compensation; and

  (5)
  To transact such other business as may properly come before the meeting.

        Only stockholders whose names appear of record on our books at the close of business on April 26, 2011 are entitled to notice of, and to vote at, such 2011 Annual Meeting or any adjournments of such 2011 Annual Meeting.

        All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy promptly in the postage-paid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

By Order of the Board of Directors

PAMELA J. SHELLEY-KESSLER Executive Vice President, Chief Financial Officer and Corporate Secretary

Westlake Village, California
April 29, 2011

IMPORTANT:	Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed stamped envelope.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 1, 2011—the Proxy Statement and the Annual Report are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26002.

LTC PROPERTIES, INC.

 PROXY STATEMENT

Solicitation

        This proxy statement is furnished to the stockholders of LTC Properties, Inc., a Maryland corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2011 Annual Meeting of Stockholders to be held on Wednesday, June 1, 2011 at 10:00 a.m., local time, at the Hyatt Westlake Plaza, 880 S. Westlake Blvd., Westlake Village, California 91361 and at any and all adjournments of our 2011 Annual Meeting. The approximate date on which this proxy statement and the form of proxy are first being sent to our stockholders is April 29, 2011.

        The cost of the solicitation of proxies will be borne by us. In addition to solicitation by mail, our directors and officers, without receiving any additional compensation, may solicit proxies personally, by telephone, by facsimile or electronically. We will request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of common shares and will reimburse them for their expenses in doing so. We have retained the services of Georgeson Shareholder, Inc. for a fee of $8,000 plus out-of-pocket expenses, to assist in the solicitation of proxies.

        We will provide without charge to any person solicited hereby, upon the written request of any such person, a copy of our Annual Report on our Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission (or SEC). Such requests should be directed to our Investor Relations Department, at 2829 Townsgate Road, Suite 350, Westlake Village, CA 91361. Also, our Annual Report is available on our website at www.LTCproperties.com. We are not including the information contained on our website as part of, or incorporating it by reference into this proxy statement.

Voting Rights

        At the close of business on April 15, 2011, there were 30,334,574 shares of common stock outstanding and eligible for voting at the 2011 Annual Meeting. Only stockholders of record at the close of business on April 26, 2011, are entitled to notice of, and to vote at, the 2011 Annual Meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum for the transaction of business at the 2011 Annual Meeting.

Broker Non-Votes

        If you are a beneficial owner whose shares are held of record by a broker, your broker is required to ask you for instructions on how to vote. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a "broker non-vote." In these cases, the broker can register your shares as being present at the 2011 Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (or NYSE). For the 2011 Annual Meeting, brokers are prohibited under NYSE rules from exercising discretionary authority with respect to Proposal 1 election of directors, Proposal 3 advisory vote on executive compensation, and Proposal 4 advisory vote on frequency of advisory vote on executive compensation. Brokers still are able to exercise discretionary voting authority with respect to the Proposal 2 ratification of the appointment of our independent registered public accounting firm.

 Voting of Proxies

        Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board of Directors' recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board of Directors recommends a vote:

  •
  For the election of each of the Board of Directors' nominees for director;

  •
  For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011;

  •
  For the approval of the compensation of our named executive officers, as disclosed in this proxy statement; and

  •
  For the option of once every three years as the preferred frequency for the advisory vote on executive compensation.

Revocability of Proxy

        The giving of the enclosed proxy does not preclude the right to vote in person should the stockholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to our Investor Relations Department that the proxy is revoked, by delivering to us a later-dated proxy executed by the person executing the prior proxy, or by attending the 2011 Annual Meeting and voting in person.

        ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

 CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Code of Ethics

        LTC Properties, Inc. (or LTC) is committed to having sound corporate governance principles. To that end, we have adopted a Code of Business Conduct, Ethics and Corporate Governance applicable to our Board of Directors, principal executive officer, principal financial officer, controller and other officers and employees. Our Code of Business Conduct, Ethics and Corporate Governance is available on our website (www.LTCproperties.com). If we amend or waive the Code of Business Conduct, Ethics and Corporate Governance with respect to our directors, principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will post the amendment or waiver on our website.

Corporate Governance Policies

        To guide us in director independence and other governance matters, we have adopted Corporate Governance Policies as required by the listing standard of the NYSE. The matters addressed in our Corporate Governance Policies include Board composition, Board meetings, Board committees, management responsibility, and stock ownership guidelines. A copy of our Corporate Governance Policies is available on our website at www.LTCproperties.com.

Board Structure and Committee Composition

        The business of LTC is managed under the direction of the Board of Directors (or Board), which is elected by our stockholders. The basic responsibility of the Board is to lead our company by exercising its business judgment to act in what each director reasonably believes to be the best interests of our company and its stockholders. Leadership is important to facilitate the Board acting effectively as a working group so that our company and its performance may benefit. Our Corporate Governance Policies contemplate that the Chief Executive Officer shall be nominated annually to serve on the Board.

        Our Board currently separates the positions of Executive Chairman and Chief Executive Officer. Our Executive Chairman, Mr. Dimitriadis, founded LTC in 1992 and until March 2007 served as Chief Executive Officer. As Executive Chairman, he is able to make a time commitment to advise on our company's operations, has an extensive knowledge of our company, its challenges, and opportunities, and has a productive working relationship with the company's officers and employees. The role of Executive Chairman includes providing continuous feedback on the direction, performance and strategy of our company, serving as chairman of regular and executive sessions of the Board, setting the Board's agenda with the Chief Executive Officer, and leading the Board in anticipating and responding to key company developments. Separation of the positions of Chairman and Chief Executive Officer is not mandated by our company's articles, bylaws, or Corporate Governance Policies. The Board believes that the advisability of having a separate or combined Executive Chairman and Chief Executive Officer is dependent upon the strengths of the individuals that hold these positions and the most effective means of leveraging these strengths. At this time, given the composition of our Board, the effective interaction between Mr. Dimitriadis, as Executive Chairman, and Ms. Simpson, as Chief Executive Officer, the Board believes that separating the Chief Executive Officer and Executive Chairman positions provides our company with the right foundation to pursue strategic and operational objectives, while maintaining effective oversight and objective evaluation of the performance of our company.

        Aside from Mr. Dimitriadis and Ms. Simpson, the four remaining members of our Board are independent directors. Our Corporate Governance Policies provide that, where the chairman is not independent, one independent director may be appointed "lead independent director." If no "lead independent director" has been appointed by the Board, the designation of the presiding director at independent directors' meetings will rotate among the Chairmen of each committee. The "lead independent director" will periodically and no less frequently than annually, schedule and conduct separate meetings of the independent directors only. Currently, Mr. Hendrickson is designated "lead independent director." In accordance with our Corporate Governance Policies, the independent members of the Board meet separately without management directors at least once per year to discuss such matters as the independent directors consider appropriate.

        As of the date of this proxy statement, our Board has six directors and the following three committees: (1) Audit; (2) Compensation; and (3) Nominating and Corporate Governance. On February 17, 2011, the Board nominated six incumbent directors for election at the Annual Meeting on June 1, 2011. Those nominated were Messrs. Dimitriadis, Hendrickson and King, Dr. Triche and Mses. Simpson and Shapiro. The function of each of the committees and the membership of the committees currently and during the last year are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on our website (www.LTCproperties.com). During fiscal 2010, the Board held 10 meetings. Each Board member attended 100% of Board and Committee meetings in 2010 while he or she served as director. Our policy is to schedule our annual meeting of stockholders after consulting with each director regarding their availability to help ensure their ability to attend. All Board members at that time attended our 2010 Annual Meeting of Stockholders.

        The following table reflects the current composition of each committee:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Andre C. Dimitriadis
Boyd W. Hendrickson	*		*
Edmund C. King	•	*	*
Devra G. Shapiro	*	*	•
Wendy L. Simpson
Timothy J. Triche, MD	*	•	*

*
Member

•
Chairman

Audit Committee

        The Audit Committee has oversight of all compliance related to financial matters, SEC reporting and auditing. The "Report of the Audit Committee of the Board of Directors" is contained herein on page 37. The Audit Committee Charter is available on our website (www.LTCproperties.com). The Audit Committee met seven times during 2010.

        The Board has determined that each member of the Audit Committee is independent within the meaning of the Securities Exchange Act of 1934, as amended (or Exchange Act) and the listing standards of the NYSE. The Board also has determined that Mr. King, the current chair of the Committee, and Ms. Shapiro are qualified as an "audit committee financial expert" as defined by SEC rules and that they have accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

Compensation Committee

        The Compensation Committee is responsible for overseeing, reviewing, and administering our compensation and benefit practices. The Compensation Committee oversees our general compensation policies, reviews and approves compensation of our executive officers and administers all of our employee benefit plans. The Compensation Committee Charter is available on our website (www.LTCproperties.com). The Compensation Committee met seven times during 2010. The Board has determined that each member of the Compensation Committee is independent within the meaning of the listing standards of the NYSE.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee is responsible for (i) identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the 2011 Annual Meeting of Stockholders or to fill Board vacancies; (ii) overseeing our policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates for nomination by the Board; (iii) developing, recommending to the Board and overseeing implementation of our Code of Business Conduct, Ethics and Corporate Governance; and (iv) reviewing on a regular basis our overall corporate governance policies and procedures and recommending improvements when necessary. The Nominating and Corporate Governance Committee Charter is available on our website (www.LTCproperties.com).

        The Nominating and Corporate Governance Committee met five times during 2010. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the listing standards of the NYSE.

Communications with the Board

        Stockholders and all other parties interested in contacting the Board, its committees, the independent directors as a group, the presiding director, or individual directors may send written correspondence to the Audit Committee Chairman of LTC Properties, Inc. at 2829 Townsgate Road, Suite 350, Westlake Village, California 91361. All such communications will be forwarded to the relevant director(s), except for solicitations or other matters unrelated to our company.

Consideration of Director Nominees

        The Board is responsible for the selection of candidates for the nomination or appointment of all Board members. The Nominating and Corporate Governance Committee, in consultation with the Chief Executive Officer, recommends candidates for election to our Board and considers recommendations for Board candidates submitted by stockholders using the same criteria it applies to recommendations from Nominating and Corporate Governance Committee members, directors and members of management. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of our Bylaws relating to stockholder nominations as described immediately below. Since 2010, there have been no material changes to the procedures by which stockholders may recommend nominees. Stockholders may submit recommendations in writing addressed to the Nominating and Corporate Governance Committee, LTC Properties, Inc., 2829 Townsgate Road, Suite 350, Westlake Village, CA 91361.

        Stockholders may directly nominate persons for director only by complying with the procedure set forth in our Bylaws, which in summary requires that the stockholder submit the names of such persons in writing to our Corporate Secretary not less than 60 days nor more than 150 days prior to the first anniversary of the date of the preceding year's Annual Meeting. The nominations must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director and as to the stockholder giving the notice (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of our capital stock which are beneficially owned by such person on the date of such stockholder notice, (d) such nominee's consent to serve as a director if elected and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on our books, of such stockholder to be supporting such nominees and (b) the class and number of shares of our capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice.

        Once a prospective nominee has been identified, by either the Nominating and Corporate Governance Committee or proposed by the stockholders, the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the prospective candidate. This initial determination would include whatever information is provided with the recommendation of the prospective candidate and the Nominating and Corporate Governance Committee's own knowledge of the prospective candidate. The Nominating and Corporate Governance Committee may make inquiries of the person making the recommendation or of others regarding the qualifications of the prospective candidate. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board. The Board's policy is to encourage selection of directors who will contribute to our overall corporate goals and to the discharge of the Board's responsibility to our stockholders. The Nominating and Corporate Governance Committee may, at the request of the Board from time to time, review the appropriate skills and characteristics required of Board members in the context of the current makeup of the Board. Board members are expected to prepare for, attend and participate in meetings of the Board and the committees on which they serve; therefore, a prospective candidate must have the ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties as a Board member.

        The Nominating and Corporate Governance Committee may conduct interviews with prospective nominees in person or by telephone. After completing the evaluation and interviews, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee.

        The Nominating and Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees. As part of its periodic review of the composition of the Board, the Nominating and Governance Committee considers whether the composition of the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity, and other desired qualities. The Nominating and Governance Committee does not have formal objective criteria for determining the amount of diversity needed or present on the Board. Instead, the Nominating and Governance Committee seeks to have a Board with a diversity of background and experience.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company.

        To our knowledge, based solely on review of the copies of such reports and written representations that no other reports were required, during the year ended December 31, 2010, all directors, executive officers and persons who beneficially own more than 10% of our common stock have complied with the reporting requirements of Section 16(a); except that one report, covering one transaction, was filed late by Mr. King; and National Health Investors, Inc. failed to file on a timely basis its initial statement of beneficial ownership on Form 3.

PROPOSALS TO BE VOTED ON

PROPOSAL 1
ELECTION OF DIRECTORS

        Six directors will be elected at the 2011 Annual Meeting of Stockholders. Each person elected as director will hold office until the 2012 Annual Meeting of Stockholders and, in each case, until their respective successors have been duly elected and qualified. Each nominee listed below is currently a director of our company. The names of the six director nominees, their business experience, and specific qualifications, attributes, or skills to serve as director, are set forth below:

Andre C. Dimitriadis Director since 1992 Age 70	Mr. Dimitriadis founded LTC Properties, Inc. in 1992 and was our Chairman and Chief Executive Officer from inception through March 2007. In March 2007, Mr. Dimitriadis assumed the position of Executive Chairman.

As founder and former Chief Executive Officer, Mr. Dimitriadis brings to the Board of LTC Properties, Inc. a deep understanding of our company's business, a historical perspective on our company's strategy, and experience in long term care and capital markets. These factors, and Mr. Dimitriadis' prior service as director of LTC Properties, Inc., led the Board to conclude he should be nominated to serve another term as director.
Boyd W. Hendrickson Director since 2005 Age 66
Mr. Hendrickson is Chief Executive Officer and Chairman and Member of the Board of Skilled Healthcare Group, Inc. (or SHG). Mr. Hendrickson has been the Chief Executive Officer of SHG since April 2002. SHG is located in Foothill Ranch, California and is a publicly-traded company with subsidiaries that own and operate skilled nursing and assisted living facilities. Since 2005, Mr. Hendrickson also has served as a managing member of Executive Search Solutions, LLC, a provider of recruiting services to the healthcare services industry. Previously, Mr. Hendrickson was the President and Chief Executive Officer of Evergreen Healthcare, LLC, an operator of long-term healthcare facilities, from January 2000 through April 2002. Mr. Hendrickson is a former member of senior management and the Boards of Directors of Beverly Enterprises, Inc. and Hallmark Health Services.

Mr. Hendrickson's prior service as an independent director of LTC Properties, Inc., current and past executive and director experience with other public companies, and his multi-decade involvement in the understanding of the health care industry led the Board to conclude he should be nominated to serve another term as director.
Edmund C. King Director since 1992 Age 76
Mr. King has served as Chief Financial Officer and on the Board of Directors of Invisa, Inc., a publicly-held industrial instrument company, since February 2000, and serves as their Chief Executive Officer. He also has been the general partner of Trouver Capital Partners, an investment banking firm with locations in the Western United States, since 1997. Previously, Mr. King was Ernst & Young LLP's Southern California senior health care partner from 1973 through September 1991. He is on the Board of Directors of Accentia Biopharmaceuticals, Inc. and its subsidiary Biovest International, Inc., both publicly-traded biopharmaceutical companies.

Mr. King's prior service as an independent director of LTC Properties, Inc., financial management background, history of working with public companies, knowledge of health care matters, and multi-decade experience with accounting-related reporting and controls led the Board to conclude he should be nominated to serve another term as director.
Devra G. Shapiro Director since 2009 Age 64
Ms. Shapiro has been the Chief Financial Officer of IPC The Hospitalist Company (or IPC) since 1998. IPC is a publicly—traded national physician group practice company focused on the delivery of hospitalist medicine services and is located in North Hollywood, California. Prior to joining IPC, Ms. Shapiro served as chief financial officer and other executive financial positions with several health care companies and was in the health care practice of an international accounting firm. Ms. Shapiro is a licensed CPA.

Ms. Shapiro's service as independent director of LTC Properties, Inc., her current position as Chief Financial Officer of a public health care company, her many years of experience in financial executive positions with health care companies and in public accounting, and her expertise in accounting, financial reporting and controls led the Board to conclude she should be nominated to serve a full term as director.
Wendy L. Simpson Director since 1995 Age 62
Ms. Simpson was appointed Chief Executive Officer and President in March 2007. She also served as Chief Financial Officer from July 2000 through March 2007, Treasurer from January 2005 through March 2007, and President and Chief Operating Officer from October 2005 through March 2007. She also was Vice Chairman of the Board from April 2000 through October 2005.

Having served as a senior executive officer of LTC Properties, Inc. for more than a decade, including currently as President and Chief Executive Officer, Ms. Simpson brings a deep understanding of our company's historical and current business and financial operations. In addition, our Corporate Governance Policies contemplate that our Chief Executive Officer shall be nominated to serve on the Board of Directors. These factors, and Ms. Simpson's prior service as director of LTC Properties, Inc., led the Board to conclude that she should be nominated to serve another term as director.
Timothy J. Triche, MD Director since 2000 Age 66
Dr. Triche has been the Director of the Center for Personalized Medicine at Children's Hospital Los Angeles since July 2010 and previously served as the Chairman of the Department of Pathology and Laboratory Medicine at Children's Hospital Los Angeles since 1988. He has also been a Professor of Pathology and Pediatrics at the University of Southern California Keck School of Medicine in Los Angeles, California since 1988. He also serves on the Board of Directors of Novelix Pharmaceuticals, Inc., a private California-based biotechnology company, and NanoValent Pharmaceuticals, Inc., a private nanotechnology company, and WaferGen Biosystems, Inc., a publicly-traded biotechnology company developing molecular diagnostics technology.

Dr. Triche's prior service as an independent director of LTC Properties, Inc., current and past executive and director experience with other health care companies, and his overall background in the health care industry led the Board to conclude he should be nominated to serve another term as director.

        Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of the nominees named above to hold office as directors until the 2012 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

        If any nominee becomes unavailable to serve as a director for any reason (which event is not anticipated), the shares of common stock represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies.

Required Vote and Recommendations

        The six nominees receiving the most votes (providing a quorum is present) will be elected as directors. For purposes of the vote on Proposal 1, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum for Proposal 1. Properly executed and unrevoked proxies will be voted FOR the Board's nominees unless contrary instructions or an abstention are indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF
THE BOARD OF DIRECTORS' NOMINEES FOR DIRECTOR.

 PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has appointed Ernst & Young LLP as the independent registered public accounting firm to audit LTC Properties, Inc.'s consolidated financial statements for the year ended December 31, 2011. During 2010, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain tax and other audit related services. See "Independent Registered Public Accounting Firm Fees and Services" on page 36. A representative of Ernst & Young LLP is expected to be present at the 2011 Annual Meeting.

        Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

Required Vote and Recommendation

        Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011 requires the affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present. For purposes of the vote on Proposal 2, abstentions and broker non-votes will not be counted as votes cast and this will have no effect on the result of the vote although they will count towards the presence of a quorum for Proposal 2. Properly executed, unrevoked proxies will be voted FOR Proposal 2 unless a vote against Proposal 2 or abstention is specifically indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE
APPOINTMENT OF ERNST & YOUNG LLP AS LTC PROPERTIES, INC.'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2011.

 PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (or Dodd-Frank Act) requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

        As described below under "Executive Compensation Discussion and Analysis (or CD&A)," we seek to align compensation for executive management with our overall performance as well as the individual performance of each executive officer. Our compensation programs are designed to attract and retain key executives responsible for our company's success and are administered in the long-term interests of our company and our stockholders. During 2010, approximately 53% of total name executive officer compensation was in the form of long-term equity incentives.

        As noted in the CD&A, our 2010 financial performance was characterized by substantial growth in quality assets, significant growth in revenues, and increased dividends paid to our stockholders. Please refer to CD&A and accompanying tables, and in particular the Executive Summary contained therein for details regarding how our compensation program for executive management is structured to support and reward for our annual and long-term financial performance as an organization.

        Pursuant to the resolution below, we are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives stockholders the opportunity to express their views on our named executive officers' compensation. The vote on this resolution is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our named executive officers, as described in the CD&A and accompanying tables.

        Accordingly, stockholders are being asked to vote on the following resolution at the 2011 Annual Meeting:

    "RESOLVED, that the stockholders of LTC Properties, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in LTC Properties, Inc.'s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the summary compensation table, and the other related tables and disclosure."

Vote and Recommendation

        Because the vote is advisory, it is not binding on our company, our Board of Directors, or the Compensation Committee of our Board of Directors. Our Board of Directors and the Compensation Committee will take into account the outcome of the vote, however, when designing future executive compensation programs.

        For purposes of the vote on Proposal 3, abstentions and broker non-votes will not be counted as votes cast and this will have no effect on the result of the vote although they will count towards the presence of a quorum for Proposal 3. Properly executed, unrevoked proxies will be voted FOR Proposal 3 unless a vote against Proposal 3 or abstention is specifically indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,
AS DISCLOSED IN THIS PROXY STATEMENT.

 PROPOSAL 4
ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Act also requires that we provide our stockholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, such as Proposal 3 included in this proxy statement. By voting with respect to this Proposal 4, which we refer to as the advisory vote on executive compensation, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may abstain from casting a vote on this proposal.

        Our Board of Directors has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for our company and therefore our Board recommends that stockholders vote for a three-year interval for the advisory vote on executive compensation. In determining to recommend a vote for a frequency of once every three years, the Board considered how an advisory vote at this frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results, while avoiding over-emphasis on short term variations in compensation and business results. An advisory vote occurring once every three years also will permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation.

Vote and Recommendation

        The proxy card provides stockholders with the opportunity to choose among four options (every three, two, or one years, or abstaining) as to the frequency of the advisory vote on executive compensation. Stockholders therefore will not be voting to approve or disapprove the recommendation of the Board of Directors.

        Because the vote is advisory, it is not binding on our company, our Board of Directors, or the Compensation Committee of our Board of Directors. Our Board of Directors and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. Our Board may decide that it is in the best interests of our stockholders and our company to hold an advisory vote on executive compensation more or less frequently than the frequency chosen by our stockholders.

        For purposes of the vote on Proposal 4, abstentions and broker non-votes will not be counted as votes cast and this will have no effect on the result of the vote although they will count towards the presence of a quorum for Proposal 4. Properly executed, unrevoked proxies will be voted FOR 3 years unless a vote for one of the other two options or abstention is specifically indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OPTION OF ONCE EVERY THREE YEARS AS THE PREFERRED FREQUENCY FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

 EXECUTIVE OFFICERS

Andre C. Dimitriadis Executive Chairman Age 70	Andre C. Dimitriadis founded LTC Properties, Inc. in 1992 and was our Chairman and Chief Executive Officer from inception through March 2007. In March 2007, Mr. Dimitriadis assumed the position of Executive Chairman.
Wendy L. Simpson Chief Executive Officer and President Age 62
Wendy L. Simpson has been a director since 1995, Vice Chairman from April 2000 through October 2005, Chief Financial Officer from July 2000 through March 2007, Treasurer from January 2005 through March 2007, and President and Chief Operating Officer from October 2005 through March 2007. In March 2007, Ms. Simpson was appointed Chief Executive Officer and President.
Pamela Shelley-Kessler Executive Vice President, Chief Financial Officer and Corporate Secretary Age 45
Pamela Shelley-Kessler joined the company as Vice President and Controller in July 2000. In March 2007 she was appointed Senior Vice President and Chief Financial Officer. In December 2010 she was promoted to Executive Vice President. Prior to joining the company Ms. Kessler was the Corporate Controller for a privately held commercial and multifamily real estate developer and the Director of Financial Reporting for a Southern California apartment REIT. Formerly she was with Ernst &Young LLP.
Clint B. Malin Senior Vice President and Chief Investment Officer Age 39
Clint B. Malin joined the company as Vice President and Chief Investment Officer in May 2004. In December 2010 he was promoted to Senior Vice President. Mr. Malin was employed by Sun Healthcare Group, Inc., (or Sun) a nationwide operator of long-term health care facilities from 1997 through 2004. During his tenure at Sun, Mr. Malin was promoted to Vice President of Corporate Real Estate.
T. Andrew Stokes Senior Vice President, Marketing and Strategic Planning Age 63
T. Andrew Stokes joined the company in June 2007 as Vice President, Marketing and Strategic Planning. In December 2010 he was promoted to Senior Vice President. From December 2006 to June 2007, Mr. Stokes worked for Gudvi, Sussman and Oppenheim as a certified public accountant. From January 2003 through November 2006, Mr. Stokes worked as an individual investor and consultant in real estate and health care. Prior to 2003 Mr. Stokes was Senior Vice President of Corporate Development for Nationwide Health Properties, Inc.
Caroline Chikhale Vice President, Controller and Treasurer Age 34
Caroline Chikhale joined the company as Accounting Manager in May 2002. In May 2005 she was appointed Assistant Controller and Assistant Treasurer and in March 2007, Ms. Chikhale was appointed Vice President, Controller and Treasurer. Prior to joining the company she was employed by Ernst & Young, LLP.
Peter G. Lyew Vice President and Director of Tax Age 53
Peter G. Lyew joined the company in June 2000 as Director of Tax and was promoted to Vice President in December 2001. Prior to joining the company he held tax management positions with Sun America Affordable Housing, where he specialized in real estate partnerships, and Ernst & Young Kenneth Leventhal. Formerly he was with Arthur Andersen & Company.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2010 Business Highlights

        2010 represented a year focused on capitalizing on opportunities for long-term growth for our company and stockholders.

        We have adhered to a disciplined investment underwriting policy and made few investments in assets believed by management to be overpriced. This disciplined investment policy allowed us to weather challenging economic environment and positioned us well to take advantage of opportunities going forward.

        Also, we have continued our marketing strategy designed to enhance awareness of our company among local and regional operators of skilled nursing and assisted living properties in certain states. The campaign highlighted our unlevered balance sheet, our access to capital to invest, our ability and interest in doing small transactions, our strong but small management team and our many years in the industry.

        As a direct result of these efforts, in 2010 we grew substantially by purchasing approximately $94.6 million, including transaction fees, of assets comprised of skilled nursing properties (or SNF), assisted living properties (or ALF) and properties providing combinations of independent living and SNF or ALF services.

        Other 2010 business highlights include:

  •
  2010 revenue growth (year-over-year) was 7.1%; and

  •
  Beginning in November 2010, the monthly dividend was increased from $0.13 to $0.14, an increase of 7.7%.

        In addition, we increased our liquidity during 2010 by establishing a credit relationship with Prudential Investment Management, Inc. under which we have borrowed $50 million and have access (under certain terms and conditions) to an additional $50 million.

        Finally, as the stock performance graph in our Form 10-K for 2010 shows, $100 invested in LTC common stock on December 31, 2005 would be worth $184.09 on December 31, 2010, as compared to $116.13 from a like investment in the NAREIT Equity REIT Index, or $111.99 in the Standard & Poors 500 Stock Index.

2010 Compensation Highlights

        We seek to closely align the interests of our named executive officers (or NEOs) with those of our stockholders. Accordingly, we have structured our executive compensation program to support this alignment, with relatively lower base salaries and by delivering a greater proportion of total compensation through annual bonus and long-term equity incentive opportunities.

        In recognition of the achievements highlighted above, during 2010 the Board promoted its Chief Financial Officer, Ms. Kessler to Executive Vice President; its Chief Investment Officer, Mr. Malin to Senior Vice President; and promoted Mr. Stokes to Senior Vice President of Marketing and Strategic Planning.

        In view of these accomplishments and our financial performance during 2010, the Compensation Committee recommended and the Board approved:

  •
  Base salary increases for these promoted executives and other members of the management team;

  •
  Annual bonuses for the NEOs with respect to 2010 performance consistent with our business results; and

  •
  Awarded restricted stock grants vesting over five years to the CEO and promoted NEOs, in recognition of the long-term accomplishments of the management team and consistent with the long-term performance of the company.

2010 Corporate Governance Highlights

        We seek to maintain good governance standards, including with respect to the oversight of our compensation policies and practices. Following are highlights of the policies and practices in effect during 2010:

  •
  The leadership structure for our Board consists of an Executive Chairman and a separate Chief Executive Officer. In addition, we maintain a separate "lead independent director" role;

  •
  The Compensation Committee is comprised solely of independent directors;

  •
  We have stock ownership guidelines in place for our executives and independent directors and all executives and directors are in compliance; and

  •
  During 2010, the Compensation Committee engaged an independent compensation consultant, Pearl Meyer & Partners, LLC (or PM&P).

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion of our executive compensation program, including information about the fiscal 2010 compensation of the NEOs.

Executive Compensation Program Philosophy and Objectives

        We endeavor to ensure that the compensation programs for our executive officers are effective in attracting and retaining key executives responsible for our company's success and are administered in appropriate fashion in the long-term interests of our company and our stockholders. Through the oversight of the Compensation Committee, we seek to align total compensation for executive management with our overall performance as well as the individual performance of each executive officer.

        Our executive compensation policies may be summarized as follows:

  (1)
  Our compensation programs are designed to attract, motivate and retain qualified key executives;

  (2)
  An executive's salary, bonuses and incentive compensation and other benefit programs should reflect both our company's performance as a whole and the executive's individual performance and effort; and

  (3)
  Our compensation programs should enable the executive to have a financial interest in our company that parallels the financial interests of our stockholders.

Executive Compensation Program Elements

        We seek to achieve our compensation program objectives through the following key compensation elements: base salary, annual bonus opportunity, long-term equity incentive opportunity and severance upon termination of the executive officers' employment under certain conditions or change in control of our company. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives as follows:

          Base salary— attract, motivate, and retain qualified key executives. We believe the base salary should reflect job responsibilities, value to our company, individual performance/expertise and competitiveness of the market for the executive's services/salary norms for persons in comparable positions at comparable companies.

          Annual bonuses— reward company performance and individual performance and effort. We believe the annual bonus should be linked to individual performance and to our company's performance as a whole, and where practicable, should be related to variables under our management's control.

          Long-term equity incentives— align executives' financial interests with those of our stockholders. We believe that long-term compensation should motivate and reward the creation and preservation of long-term stockholder value.

          Severance— attract, motivate and retain qualified key executives. We believe that providing our executives with severance and other benefits upon termination of employment or change in control is consistent with the severance protections offered by similar companies and is an integral part of total executive compensation.

        Base salaries and severance are designed primarily to attract, motivate and retain qualified key executives. These are the elements of our executive compensation program where the value of the benefit in any given year is typically not variable. We believe that it is important to provide executives with predictable benefit amounts that reward the executive's continued service. Base salaries are paid out on a short-term basis and are intended to attract and motivate executives. Severance and other benefits are paid out on a longer-term basis such as upon termination of employment or change in control of our company and are designed to aid in retaining executives.

        Annual bonuses are designed to reward performance, both at the company and individual level. Annual bonuses are paid out on a short-term basis and are designed to reward performance for that period.

        Long-term equity incentives are intended to align executives' and stockholders' interests. Long-term equity incentives are typically earned and paid out on a longer-term basis and are designed to reward performance over one or more years.

Compensation Committee

        The Compensation Committee reviews and approves the compensation of our executive officers and determines our general compensation policy. The Compensation Committee is also responsible for the administration of our Equity Participation Plans. During 2008, we adopted the 2008 Equity Participation Plan under which 600,000 shares of common stock have been reserved for awards, including nonqualified stock options grants and restricted stock grants to officers, employees, non-employee directors and consultants. The Compensation Committee is authorized to determine the options and restricted common stock awards to be granted under such plan and the terms and provisions of such options and restricted common stock awards. The Compensation Committee determines the base salary, annual bonus and long-term equity incentives of our Chief Executive Officer. Wendy L. Simpson, our Chief Executive Officer and President, recommends to the Compensation Committee the base salary, annual bonus and long-term compensation levels for all of our other officers. None of the other executive officers had any role in determining or recommending the form or amount of the compensation of the other executive officers.

 Competitive Considerations

        In determining the level and composition of compensation for the executive officers, the Compensation Committee considers various corporate performance measures, both in absolute terms and in relation to similar companies, and individual performance measures. Although the Compensation Committee considers funds from operations per share as an important measure of our performance, the Compensation Committee does not apply any specific quantitative formula in making compensation decisions. The Compensation Committee also may evaluate the following factors in establishing executive compensation: (a) comparative compensation surveys and other material concerning compensation levels and stock grants at similar companies; (b) our historical compensation levels and stock awards; (c) overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent; (d) financial performance of other real estate investment trusts relative to market condition; and (e) from time to time, the Compensation Committee may seek the advice of an independent compensation consultant in assessing its overall compensation philosophy. The Compensation Committee assigns no specific weight to any of the factors discussed above in establishing executive compensation. In determining the appropriate levels of compensation to be paid to executive officers, we do not generally factor in amounts realized from prior compensation.

        While the Compensation Committee may review broad-based third party compensation surveys in determining the reasonableness of our executive officers compensation, compensation levels are not set by reference to any percentile or benchmark within any peer group of companies or otherwise. Consistent with our compensation philosophies described above, our goal is to provide each executive officer with a current compensation package that is at market based upon the Compensation Committee's perception of comparable executives at comparable companies, including real estate investment trusts.

Compensation Consultant

        Pursuant to its charter, the Compensation Committee has the authority to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis, and implementation of compensation programs for our executive officers. In November 2010, the Compensation Committee retained Pearl Meyer & Partners (or PM&P) as an independent compensation consultant to assist the Compensation Committee with its responsibilities related to our company's executive and Board of Director compensation programs. The scope of the consulting services provided by PM&P is limited to the services it provides directly to the Compensation Committee on executive compensation matters. During the year ended December 31, 2010, PM&P and its affiliates were not retained by the management of our company to provide services unrelated to executive compensation.

Executive Compensation Review

        PM&P was engaged by the Compensation Committee to conduct a comprehensive review of our executive compensation programs. The initial phase of the review was conducted during November and December 2010 and included the following:

  •
  Assisting with the development of a comparative Peer Group for compensation comparisons; consisting of healthcare and other California real estate investment trusts (or REITs) with total assets and market capitalization generally similar to LTC.

  •
  Conducting a preliminary review of the competitiveness of current compensation levels, programs and arrangements provided to our executive officers, including the named executive officers

  •
  An assessment of compensation and incentive plan provisions among the Peer Group REITs.

  •
  Conducting a competitive assessment of our non-employee director compensation program, performed for the Governance Committee.

        The competitive Peer Group included the following six health care REITs and nine apartment, office or diversified REITs:

Health Care REITs	Apartment/Office/ Diversified REITs
• Cogdell Spencer, Inc.	• Alexandria Real Estate Equities, Inc.
• Healthcare Realty Trust, Inc.	• BioMed Realty Trust, Inc.
• Medical Properties Trust, Inc.	• Hudson Pacific Properties, Inc.
• National Health Investors, Inc.	• Kilroy Realty Corp.
• Nationwide Health Properties, Inc.	• Mission West Properties, Inc.
• Omega Healthcare Investors, Inc.	• MPG Office Trust, Inc.
• PS Business Parks, Inc.
• Realty Income Corp.
• Sunstone Hotel Investors, Inc.

        Due to the differences in total assets between LTC and the Peer Group companies, regression analysis was utilized to size-adjust the data and develop estimated market levels of compensation based on LTC's total asset size. The regressed Peer Group data was combined with data from selected compensation surveys to develop estimated market levels for our executives. The compensation surveys included real estate industry surveys (National Associates of Real Estate Investment Trusts Compensation Survey and National Real Estate Compensation & Benefits Survey) as well as general industry surveys (Mercer Executive Compensation Survey and Watson Wyatt Top Management Compensation Survey). PM&P compared LTC's 2010 total direct compensation (base salary, annual- and long-term incentives) for each executive position against the market compensation levels for similar executives in the Peer Group and the compensation surveys. LTC's aggregate total direct compensation was slightly below the market 50th percentile on a size adjusted basis.

        The second phase of the engagement began in January 2011 and focused on providing the Compensation Committee with a more comprehensive review of LTC's compensation programs; the second phase is ongoing and consisted of the following activities:

  •
  PM&P conducted confidential interviews with selected executives and the members and the chair of the Compensation Committee. Through these interviews PM&P gathered background information regarding the company's current compensation structure as well as management's and the Compensation Committee members' perceptions of the programs. Observations gathered through the interviews were summarized and reported to the Committee.

  •
  Additional analyses related to equity plan share allocations and utilization, executive beneficial ownership and CEO employment agreement terms among Peer Group REITs.

  •
  Development of program recommendations and compensation actions for the Committee to consider based on the competitive findings from the first and second phases of the engagement.

        The Compensation Committee anticipates utilizing the findings from the PM&P review to provide some guidance with executive compensation decisions in 2011 and beyond. The Compensation Committee may also work with PM&P in 2011 to:

  •
  Refine and articulate our philosophy and objectives for executive compensation, and

  •
  Review our annual bonus program and long-term equity incentive program and grant practices.

        For further information as to the Compensation Committee's use of the findings from the PM&P engagement and other factors that were considered in determining 2010 compensation levels, see the discussion below concerning fiscal 2010 compensation.

Executive Compensation Practices

Base Salaries

        Base salaries are reviewed and adjusted by the Compensation Committee on an annual basis. We typically pay base salaries in cash at regular intervals throughout the year. The Compensation Committee seeks to ensure that the base salaries are established at levels considered appropriate in light of responsibilities and duties of our executive officers as well as at levels competitive to amounts paid to executive officers of other real estate investment trusts. In determining an individual executive's actual base salary, the Compensation Committee also considers other factors, which may include the executive's past performance and contributions to our success.

        Our named executive officers each have an employment agreement (see "Description of Employment Agreements" below) granting them the contractual right to receive a fixed base salary as disclosed in the "Summary Compensation Table" below.

        Based on recommendations received from the Chief Executive Officer, the Compensation Committee approved the following increases to base salaries for the named executive officers (excluding the Chief Executive Officer). Base salary increases were effective June 1, 2010. In approving the salary increases, the Compensation Committee took into consideration the company's performance and cost of living increases since 2008, the last year that base salaries to the named executive officers were last adjusted. The following table summarizes salary adjustments approved by the Compensation Committee for 2010.

Named Executive Officer	2010 Base Salary	2009 Base Salary	Year over Year Increase
Wendy L. Simpson	$416,000	$416,000	0%
Pamela Shelley-Kessler	$215,000	$197,600	8.8%
Clint B. Malin	$180,000	$166,400	8.2%
T. Andrew Stokes	$180,000	$166,400	8.2%

Annual Bonuses

        Bonuses are awarded based on our overall performance and individual performance of each executive officer. We typically pay annual cash bonuses; however, bonuses may be awarded in other forms, such as stock awards, in lieu of cash payments. Bonus amounts awarded may vary from year to year and are typically paid, or awarded, at the end of the period for which performance is being rewarded. Annual bonuses for executive officers are awarded by the Compensation Committee after considering the Chief Executive Officer's recommendations.

        In formulating bonus recommendations, the Chief Executive Officer took into consideration the company's performance (as summarized below), individual executive performance, the competitive market findings in the PM&P report, and the executive's total compensation package including base salary, equity awards and annual dividends earned on outstanding equity awards.

        In determining bonuses, the Compensation Committee evaluates the performance of our company for the year compared to other real estate investment trusts and the overall market. Accomplishments during 2010 included the acquisition of 10 senior housing properties with a total of 805 skilled nursing beds, 287 assisted living units and 47 independent living units for $94.6 million, including transaction fees. In determining bonuses, the Compensation Committee does not rely upon any specific performance targets or measurements related to our company. Overall company performance is evaluated relative to stockholder value and return over the year, revenue growth, new investment levels relative to market constraints and external factors outside the control of our company.

        In considering the Chief Executive Officer's bonus recommendations, the Compensation Committee seeks to ensure that bonuses are established at levels considered appropriate in light of responsibilities and duties of our executive officers as well as at levels competitive to amounts paid to executive officers of other real estate investment trusts. In determining the individual bonus amounts the Compensation Committee considered the responsibilities and duties of our executive officers, the executive officers total compensation package including raises and equity awards, competitive amounts paid to executive officers at other real estate investment trusts, and the executive's performance and contributions to our success.

        There are no specific performance targets or measurements for our executive officers that impact their bonuses. None of our executive officers have a contractual right to receive a fixed actual or target bonus for any given year. However, Ms. Simpson's employment agreement provides for an annual target bonus equal to 100% of her base salary awarded at the sole discretion of the Board of Directors. The following table shows the aggregate 2010 bonuses awarded to our Named Executive Officers for services provided in 2010, which amounts are reflected in the "Summary Compensation Table" below. Bonuses awarded for 2010 performance were paid in 2011.

Named Executive Officer	Discretionary Bonus
Wendy L. Simpson	$416,000
Pamela Shelley-Kessler	135,000
Clint B. Malin	210,000
T. Andrew Stokes	110,000

Long-Term Equity Incentives

        Long-term incentives are designed to align the executives' financial interests with those of our stockholders. Therefore, our long-term incentive compensation for our executive officers has historically taken the form of a mix of restricted common stock and stock option awards. The Compensation Committee does not have a formula for determining the mix of restricted common stock and/or stock options awarded. Awards are made on an individual basis and are not granted at any pre-determined time during the year. Restricted common stock and stock option awards typically vest ratably over a three to five-year period and are generally subject to the individual executive officer's continued employment. The level of long-term incentive compensation is determined by the Compensation Committee based on an evaluation of competitive factors in conjunction with total compensation provided to each individual executive officer. The relevant weight given to each of these factors varies from individual to individual. Stock price performance has not been a factor in determining annual compensation because the price of our common stock is subject to a variety of factors outside of our control. We do not have an exact formula for allocating between cash and non-cash compensation. Nor do we have a policy for allocating between long-term and currently paid out compensation.

        The grant date of an equity award is typically the date the Compensation Committee approves the equity award. The grant date may also be a future date from the date of approval as specified by the board resolution. In no instances has the grant date been retroactive or prior to the date the Compensation Committee approved the equity award. For long-term incentive awards in the form of stock options, the exercise price is the closing price of our company's stock as reported by the NYSE on the grant date. The Compensation Committee has not and does not time the granting of equity awards with any favorable or unfavorable news released by us.

        During 2008, we adopted the 2008 Equity Participation Plan (or the 2008 Plan) under which awards may be granted including stock options (incentive or non-qualified), stock appreciation rights, restricted common stock, deferred stock and dividend equivalents. We reserved 600,000 shares of common stock for issuance under this plan. As of December 31, 2010, there were 333,421 shares of common stock reserved for issuance under The 2008 Plan. The 2008 Plan is administered by the Compensation Committee which sets the terms and provisions of the awards granted under the plan. Incentive stock options, stock appreciation rights, restricted common stock, deferred stock and dividend equivalents may only be awarded to officers and other full-time employees to promote our long-term performance and specifically, to retain and motivate senior management to achieve a sustained increase in stockholder value. Non-qualified stock options, stock appreciation rights, restricted common stock, deferred stock and dividend equivalents may be awarded to non-employee directors, officers, employees, consultants and other key persons who provide services to us. The Compensation Committee reviews and evaluates the overall compensation package of the executive officers and determines the awards based on our overall performance and the individual performance of the executive officers.

        In March 2010, the Compensation Committee approved an award of restricted common stock to the Chief Executive Officer. In December 2010, the Chief Executive Officer recommended and the Compensation Committee approved an award of restricted common stock to the newly promoted Named Executive Officers (excluding the Chief Executive Officer). The restricted common shares vest ratably over five-years. In approving the restricted common stock awards, the Compensation Committee took into consideration the executive's historical performance and contributions, total ownership levels and the value of equity delivered historically, the below-market positioning of the executives' base salaries, the executives' recent promotions, and the company's desire to retain the executives by providing a meaningful long-term incentive award to each executive which is aligned with shareholder interests. The magnitude of the awards combined with a five-year vesting period effectively serve as a retention vehicle.

        The following table shows the aggregate long-term equity incentives awarded to our Named Executive Officers in 2010.

Named Executive Officer	Restricted Stock Value		Number of Restricted Stock
Wendy L. Simpson	$2,644,006	(1)	99,661
Pamela Shelley-Kessler	913,283	(2)	34,356
Clint B. Malin	900,681	(2)	33,881
T. Andrew Stokes	875,690	(2)	32,939

(1)
Awarded as part of the bonuses awarded in 2010 but related to services provided in 2009. The number of shares of restricted common stock awarded was determined on the grant date, March 1, 2010, based upon the closing price of our common stock on the NYSE on that date. These shares vest ratably over a five-year period with the first date of vesting beginning on December 31, 2010.

(2)
Awarded 4,056, 3,581 and 2,639 restricted common shares to Ms. Shelley-Kessler and Messrs. Malin and Stokes, respectively, as part of the bonuses awarded in 2010 but related to services provided in 2009. These number of shares of restricted common stock awarded to each Ms. Shelley-Kessler and Messrs. Malin and Stokes was determined on the grant date, March 1, 2010, based upon the closing price of our common stock on the NYSE on that date. These shares vest ratably over a three-year period from the grant date. On December 14, 2010, Ms. Shelley-Kessler and Messrs. Malin and Stokes were each awarded 30,300 shares of restricted common stock as part of their promotion. These shares vest ratably over a five-year period from the grant date.

Severance and Other Benefits Upon Termination of Employment or Change in Control

        As discussed in greater detail in the section "Employment Agreements" below, we have provided our executive officers with severance and other benefits upon termination of employment or a change in control of our company. We believe that we need to provide our executive officers with severance protections that are competitive with severance protections offered by companies similar to ours. We believe the severance protections we have provided our executive officers are consistent with our compensation objective to attract, motivate and retain qualified key executives.

        We believe that severance should be payable to our executive officers if their employment is terminated for any reason, except for a termination for cause or a voluntary resignation. The amount of cash severance we will pay and other severance benefits we extend to our executive officers upon such an occurrence is intended to help them avoid financial hardship during the period of time when the executive officer is likely to be unemployed and seeking new employment. If the executive officer's employment is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason, then we will pay the officer a lump sum severance payment equal to the following:

Executive Chairman	Four times base salary
Chief Executive Officer	Four times base salary
Chief Financial Officer	One times base salary
Senior Vice Presidents	One times base salary
Vice Presidents	One times base salary

        Additionally, medical and dental insurance coverage will be extended for up to 18 months at our expense to the executive officer. We have agreed to provide Ms. Simpson with health insurance benefits for life if Ms. Simpson's employment terminates for any reason except for a termination for cause or a voluntary resignation without good reason. We may elect to pay Ms. Simpson a one-time cash payment of $250,000 in lieu of continuing health insurance benefits.

        We believe that severance should be payable to our executive officers upon a change of control because a change of control transaction creates uncertainty regarding the continued employment of the executive officers. The amount of cash severance we will pay and other severance benefits we extend to our executive officers upon a change of control is intended to encourage the executive officers to remain employed by us during an important time when their prospects for continued employment following the change of control transaction are often uncertain. Upon a change in control of our company whether or not the officer's employment is terminated, we will pay the officer a severance payment in cash equal to the following:

Executive Chairman	$5,000,000
Chief Executive Officer	$3,000,000
Chief Financial Officer	Two times base salary
Senior Vice Presidents	Two times base salary
Vice Presidents	Two times base salary

        Further, upon a change of control all stock options and/or restricted common stock automatically vest. We have agreed to provide Ms. Simpson with health insurance benefits for life upon change of control of our company whether or not Ms. Simpson's employment is terminated. We may elect to pay Ms. Simpson a one-time cash payment of $250,000 in lieu of continuing health insurance benefits. The Compensation Committee believes that a change of control typically results in a constructive termination of the executive officers and therefore designed severance protection effective upon a change of control, rather than actual termination in the event of a change of control of our company.

        If any payment or benefit received by Mr. Dimitriadis or Ms. Simpson from us subjects them to excise taxes under the "golden parachute" rules on payments and benefits, then they will be entitled to receive an additional amount (a "gross-up payment" to make the officer whole for these excise taxes and for all taxes on the gross-up payment). We have agreed to provide Mr. Dimitriadis with health insurance benefits for life and Mr. Dimitriadis' two dependents with health insurance benefits until they reach the age of 22. However, we may elect to pay Mr. Dimitriadis a one-time cash payment of $250,000 in lieu of continuing health insurance benefits for Mr. Dimitriadis and his two dependents. The Compensation Committee believes that there are several situations that could result in continuing health care coverage not being available to these executives as a result of an action taken by us or a transaction involving our company. The provision of continuing health insurance benefits was included in the evaluation of the overall compensation package we have provided to our top two executive officers. The buyout clause was designed to limit our exposure to increasing health insurance costs.

        Notwithstanding the foregoing, we will have no liability if an executive officer's employment is terminated for cause or by voluntary resignation without a good reason.

401(k) Savings Plan

        We have a 401(k) Savings Plan which is a defined contribution plan covering all of our employees. Each year participants may contribute up to 15% of pre-tax annual compensation. In 2010 the contributions may not exceed $16,500, or $22,000 if the employee is 50 years or older. We match up to 3% of salaries for our vice presidents and contribute 3% of the individual's salary for staff that open an account. We will not contribute any amount, nor match contributions for our executive officers at the senior vice president level and higher.

Benefits

        With limited exceptions, the Compensation Committee's policy is to provide benefits to executive officers that are substantially the same as those offered to other officers of our company at or above the level of vice president. Except for the lifetime health insurance benefits described above and the supplemental medical insurance discussed below, the employee benefits programs in which our executive officers participate (which provide benefits such as medical, dental and vision benefits coverage, life insurance protection, and 401(k) savings plan) are generally the same programs offered to all of our full-time employees. Our officers at the level of vice president and above are eligible to participate in a supplemental medical insurance program which provides participants with reimbursements for eligible out-of-pocket medical expenses such as primary insurance co-payments, deductibles, and certain elective medical procedures not covered by the employee's primary insurance policy. Amounts reimbursed to our executive officers during 2010 are included in the "Summary Compensation Table" below. We have agreed to provide Ms. Simpson and Mr. Dimitriadis with health insurance benefits for life and Mr. Dimitriadis' two dependents with health insurance benefits until they reach the age of 22. However, we may elect to pay Ms. Simpson and Mr. Dimitriadis a one-time cash payment of $250,000 each in lieu of continuing health insurance benefits for Ms. Simpson, Mr. Dimitriadis and Mr. Dimitriadis' two dependents. The Compensation Committee believes that there are several situations that could result in continuing health care coverage not being available to these executives as a result of an action taken by us or a transaction involving our company. The provision of continuing health insurance benefits was included in the evaluation of the overall compensation package we have provided to our top two executive officers. The buyout clause was designed to limit our exposure to increasing health insurance costs.

 Stock Ownership Guidelines

        We encourage our executives to hold our company's stock on a long-term basis. The following table represents the company's stock ownership guidelines for our executive officers and independent directors:

Executive Chairman	Three times base salary
Chief Executive Officer	Three times base salary
Chief Financial Officer	Two times base salary
Senior Vice Presidents	Two times base salary
Vice Presidents	One times base salary
Independent Directors	One times annual fee

        The company's stock ownership guidelines recommend that the Executive Chairman, Chief Executive Officer, Chief Financial Officer, Senior Vice Presidents and Vice Presidents achieve the targeted level of ownership within three years from the date of hire, promotion or appointment. Also, the stock ownership guidelines recommend that the independent directors achieve the targeted level of ownership within three years from date of election. At this time all of our executive officers and independent directors hold at least the full amount of the guideline. The Nominating and Governance Committee has requested and will receive from the company a quarterly report on executive and independent director stock ownership of company stock. Additionally, we do not have any policies regarding the ability of executives to hedge the economic risk of ownership in our company's stock.

Tax and Accounting Considerations

Policy with Respect to Section 162(m)

        Section 162(m) of the Code denies deduction for Federal income tax purposes for certain compensation in excess of $1,000,000 paid to certain executive officers, unless certain performance, disclosure, stockholder approval and other requirements are met. The Compensation Committee will continue to review the effects of its compensation programs with regard to Code Section 162(m). We will continue to evaluate alternatives to ensure executive compensation is reasonable, performance-based, and consistent with our overall compensation objectives. The Compensation Committee reserves the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible.

        Interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control may affect the deductibility of certain compensation payments. The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

SUMMARY COMPENSATION TABLE

        This table presents information regarding compensation of our Named Executive Officers for services provided in 2010, 2009 and 2008.

Name and Principal Position	Year	Salary	Bonus(1)		Stock Awards(2)		Options Awards(2)	All other Compensation(3)	Total
Andre C. Dimitriadis	2010	$240,000	$—		$—		$—	$6,548	$246,548
Executive Chairman	2009	240,000	—		—		—	28,088	268,088
	2008	240,000	—		—		—	18,204	258,204
Wendy L. Simpson	2010	416,000	416,000		—		—	5,149	837,149
Chief Executive Officer	2009	416,000	416,000	(8)	2,644,006	(8)	—	5,245	3,481,251
and President	2008	408,012	—	(6)	416,008	(6)	—	6,054	830,074
Pamela Shelley-Kessler	2010	207,750	135,000		805,677	(4)	—	13,256	1,161,683
Executive Vice President,	2009	197,600	90,000	(8)	107,606	(8)	—	12,339	407,545
Chief Financial Officer	2008	193,800	75,000	(7)	95,997	(7)	—	5,026	369,823
and Corporate Secretary
Clint B. Malin	2010	174,333	210,000		805,677	(4)	—	8,367	1,198,377
Senior Vice President	2009	166,400	90,000	(8)	95,004	(8)	—	13,097	364,501
and Chief Investment Officer	2008	163,200	75,000	(7)	63,003	(7)	—	7,188	308,391
T. Andrew Stokes	2010	174,333	110,000		805,677	(4)	—	15,870	1,105,880
Senior Vice President,	2009	166,400	80,000	(8)	70,013	(8)	—	18,547	334,960
Marketing and	2008	163,200	70,000	(7)	56,008	(7)	—	15,571	304,779
Strategic Planning

(1)
The executive officers' bonus awarded for 2010, 2009 and 2008 performance was paid in 2011, 2010 and 2009, respectively.

(2)
In accordance with recent changes in the SEC's disclosure rules, the amounts reported for Stock Awards and Options Awards of the table above for 2010 and 2009 reflect the fair value on the grant date of the stock awards and option awards granted to our Named Executive Officers in 2011 and 2010 but related to services provided in 2010 and 2009, respectively. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of our company's financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in the table above, please see the discussion of stock awards and option awards contained in Note 10. Equity to LTC's Consolidated Financial Statements, included as part of LTC's 2010 Annual Report on Form 10-K, filed with the SEC. Under U.S. generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted to our employees and directors is generally recognized over the vesting periods applicable to the awards. The SEC's disclosure rules previously required that we present stock award and option award information for 2008 based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards (which meant, in effect, that in any given year we could recognize for financial statement reporting purposes amounts with respect to grants made in that year as well as with respect to grants from past years that vested in or were still vesting during that year). However, the recent changes in the SEC's disclosure rules require that we now present the stock award and option award amounts in the applicable columns of the table above with respect to 2008 on a similar basis as the 2010 and 2009 presentation using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). Since this requirement differs from the SEC's past disclosure rules, the amounts reported in the table above for stock award and option awards in 2008 differ from the amounts previously reported in our Summary Compensation Table for this year. As a result, each named executive officer's total compensation amounts for 2008 also differ from the amounts previously reported in our Summary Compensation Table for this year.

(3)
Represents our match of up to 3% of the individual's salary under our 401(k) savings plan and executive health insurance benefits.

Named Executive Officer		401(k) Matching	Supplemental Insurance Plan	Total All Other Compensation
Andre C. Dimitriadis	2010	$—	$6,548	$6,548
	2009	—	28,088	28,088
	2008	—	18,204	18,204
Wendy L. Simpson	2010	—	5,149	5,149
	2009	—	5,245	5,245
	2008	—	6,054	6,054
Pamela Shelley-Kessler	2010	—	13,256	13,256
	2009	—	12,339	12,339
	2008	—	5,026	5,026
Clint B. Malin	2010	5,230	3,137	8,367
	2009	4,992	8,105	13,097
	2008	4,896	2,292	7,188
T. Andrew Stokes	2010	5,230	10,640	15,870
	2009	4,992	13,555	18,547
	2008	4,896	10,675	15,571
(4)
In December 2010, Ms. Shelley-Kessler and Messrs. Malin and Stokes were each awarded 30,300 shares of restricted common stock as part of their promotion. These shares vest ratably over a five-year period from the grant date.

(6)
Ms. Simpson requested to receive one hundred percent of her 2008 bonus in restricted common stock and was awarded 24,385 shares of restricted common stock on February 27, 2009. These shares vest ratably over a three-year period.

(7)
Amount represents cash bonuses paid in 2009 but related to services provided in 2008. Bonuses in 2008 were generally lower than in 2007 and 2009, reflecting the lower level of new investments in 2008. Additionally, Named Executive Officers received the following restricted common stock awards on February 27, 2009. This award relates to services provided in 2008 and vests ratably over a three-year period.

Named Executive Officer	Restricted Stock Value	Number of Restricted Stock
Wendy L. Simpson	$416,008	24,385
Pamela Shelley-Kessler	95,997	5,627
Clint B. Malin	63,003	3,693
T. Andrew Stokes	56,008	3,283
(8)
Amount represents cash bonuses paid in 2010 but related to services provided in 2009. Additionally, Named Executive Officers received the following restricted common stock awards on March 1, 2010. This award relates to services provided in 2009 and vests ratably over a three-year period for Ms. Shelley-Kessler and Messrs. Malin and Stokes. The shares granted to Ms. Simpson will vest ratably over a five-year period with the first date of vesting being December 31, 2010.

Named Executive Officer	Restricted Stock Value	Number of Restricted Stock
Wendy L. Simpson	$2,644,006	99,661
Pamela Shelley-Kessler	107,606	4,056
Clint B. Malin	95,004	3,581
T. Andrew Stokes	70,013	2,639

 Description of Employment Agreements

        The following table provides details regarding the employment agreements for our Named Executive Officers during the year ended December 31, 2010:

Named Executive Officer	Agreement Date	Agreement Term	Salary	Change of Control Severance	Termination Severance
Andre C. Dimitriadis(1)	7/1/07	4-year evergreen	$240,000	$5,000,000	Four times base salary
Wendy L. Simpson(2)	12/4/07	3-year evergreen	416,000	$3,000,000	Four times base salary
Pamela Shelley-Kessler	12/4/07	1-year evergreen	215,000	Two times base salary	One times base salary
Clint B. Malin	12/4/07	1-year evergreen	180,000	Two times base salary	One times base salary
T. Andrew Stokes	12/4/07	1-year evergreen	180,000	Two times base salary	One times base salary

(1)
Mr. Dimitriadis' employment agreement provides Mr. Dimitriadis with health insurance benefits for life and his two dependents with health insurance benefits until they reach the age of 22. However, we may elect to pay Mr. Dimitriadis a one-time cash payment of $250,000 in lieu of continuing health insurance benefits for Mr. Dimitriadis and his two dependents. See "Severance and Other Benefits Upon Termination of Employment or Change in Control" above for further discussion.

(2)
Ms. Simpson's employment agreement provides Ms. Simpson with health insurance benefits for life if Ms. Simpson's employment with us is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason, or upon a change in control of our company whether or not Ms. Simpson's employment is terminated. However, we may elect to pay Ms. Simpson a one-time cash payment of $250,000 in lieu of continuing health insurance benefits. See "Severance and Other Benefits Upon Termination of Employment or Change in Control" above for further discussion.

        The employment agreements provide that the base salaries may be increased at the discretion of our Board. Any increase in base salary will automatically amend each executive's respective employment agreement to provide that thereafter the executive's annual base salary will not be less than the increased base salary approved by our Board. During the term of his employment by us, each officer will devote the time necessary to provide the services reasonably required by our Board and will not, without the express approval of our Board, engage for his own account or for the account of any other person or entity, in a business which competes with us.

Grants of Plan Based Awards

        During the year ended December 31, 2010, our Compensation Committee awarded restricted stock under our 2008 Equity Participation Plan to our Named Executive Officers, except for Mr. Dimitriadis. The following table provides detail regarding these restricted stock awards.

Name	Grant Date	Number of Shares of Stock		Grant Date Fair Value of Stock Awards
Wendy Simpson	3/1/2010	99,661	(1)	$2,644,006
Pamela Shelley-Kessler	3/1/2010	4,056	(1)	107,606
	12/14/2010	30,300	(2)	805,677
Clint Malin	3/1/2010	3,581	(1)	95,004
	12/14/2010	30,300	(2)	805,677
T. Andrew Stokes	3/1/2010	2,639	(1)	70,013
	12/14/2010	30,300	(2)	805,677

(1)
The restricted stock compensation was awarded as part of the bonuses awarded to our Named Executive Officers for services rendered in 2009. The restricted stock vests ratably over a three-year period with the first date of vesting being the anniversary of grant date for Ms. Shelley-Kessler and Messrs. Malin and Stokes, and vests ratably over a five-year period with the first date of vesting being December 31, 2010 for Ms. Simpson.

(2)
In December 2010, Ms. Shelley-Kessler and Messrs. Malin and Stokes were each awarded 30,300 shares of restricted common stock as part of their promotion. These shares vest ratably over a five-year period from the grant date.

Outstanding Equity Awards at Year-End

        The following table presents information regarding the outstanding equity awards held by each Named Executive Officer as of December 31, 2010.

	Option awards					Stock awards
Named Executive Officer	Number of securities underlying unexercised options exercisable		Number of securities underlying unexercised options unexercisable	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested(1)
Andre C. Dimitriadis	—		—	$—	—	—		$—
Wendy L. Simpson	—		—	—	—	95,985	(6)	2,695,259
Pamela Shelley-Kessler	10,000	(2)	—	23.79	05/15/17	38,107	(7)	1,070,045
Clint B. Malin	30,000	(3)	—	23.79	05/15/17	36,343	(8)	1,020,511
	10,000	(4)	—	15.13	05/10/14	—
T. Andrew Stokes	30,000	(5)	—	23.47	06/08/17	35,127	(9)	986,366

(1)
The market value is the number of shares that have not vested multiplied by the closing price of our common stock as reported by the NYSE on December 31, 2010, the last trading day of 2010.

(2)
Vested May 15, 2010

(3)
Vested on May 15, 2008, 2009 and 2010

(4)
Vested on May 10, 2007

(5)
Vested on June 8, 2008, 2009 and 2010

(6)
Vests as follows: 8,128 on February 27, 2011 and 2012; 19,932 on December 31, 2011, 2012 and 2013; 19,933 on December 2014

(7)
Vests as follows: 1,876 on February 27, 2011; 1,875 on February 27, 2012; 1,352 on March 1, 2011, 2012 and 2013; 6,060 on December 14, 2011, 2012, 2013, 2014 and 2015

(8)
Vests as follows: 1,231 on February 27, 2011 and 2012; 1,194 on March 1, 2011 and 2012; 1,193 on March 1, 2013; 6,060 on December 14, 2011, 2012, 2013, 2014 and 2015

(9)
Vests as follows: 1,094 on February 27, 2011 and 2012; 880 on March 1, 2011 and 2012; 879 on March 1, 2013; 6,060 on December 14, 2011, 2012, 2013, 2014 and 2015

 Option Exercises and Stock Vested During 2010

        The following table shows the number and value of stock options exercised and the number of shares and value of restricted common stock that vested related to each of our Named Executive Officers during the year ended December 31, 2010.

	Option awards		Stock awards
Name	Number of shares acquired on exercise	Value realized on exercise(1)	Number of shares acquired on vesting	Value realized on vesting(2)
Andre C. Dimitriadis	—	$—	—	$—
Wendy L. Simpson	—	—	39,248	1,072,144
Pamela Shelley-Kessler	—	—	5,876	154,570
Clint B. Malin	—	—	5,231	137,458
T. Andrew Stokes	—	—	5,095	133,850

(1)
The value realized is the difference between the market price of the underlying securities at exercise, as measured by the closing price of our common stock as reported by NYSE on the date of exercise, and the exercise price times the number of shares acquired on exercise.

(2)
The value realized is the number of shares that vested multiplied by the closing price of our common stock as reported by the NYSE on the vesting date. This differs from the compensation expense disclosed in the "Summary Compensation Table" which is determined using the fair value on the grant date of the stock award.

Potential Payments Upon Termination or Change In Control

        We have provided our executive officers with employment contracts that provide certain benefits depending on the circumstances surrounding their termination of employment with us. In addition to the benefits described below, upon termination of employment with us, the executive officer is generally entitled to amounts or benefits earned or accrued during the term of employment, including earned but unpaid salary. We have calculated the amount of any potential payments as if the termination or change of control occurred on December 31, 2010 and therefore used the closing price of our common stock as reported by the NYSE on December 31, 2010, the last trading day of 2010.

Severance and Other Benefits Upon Termination of Employment

        As described above under "Description of Employment Agreements" the employment agreements we have with our executive officers provide for payments of severance and other benefits upon termination of employment. If the executive officer's employment is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason, then we will pay the officer a lump sum severance payment equal to four times base salary for Mr. Dimitriadis and Ms. Simpson and one times base salary for Ms. Shelley-Kessler, Messrs. Malin, and Stokes. Additionally, medical and dental insurance coverage will be extended for up to 18 months, at our expense, to the executive officer. Further, we have agreed to provide Mr. Dimitriadis and Ms. Simpson with health insurance benefits for life and Mr. Dimitriadis' two dependents with health insurance benefits until they reach the age of 22. However, we may elect to pay Ms. Simpson and Mr. Dimitriadis a one-time cash payment of $250,000 each in lieu of continuing health insurance benefits for Ms. Simpson, Mr. Dimitriadis and Mr. Dimitriadis' two dependents. If any payment or benefit received by Mr. Dimitriadis or Ms. Simpson from us subjects them to excise taxes under the "golden parachute" rules on payments and benefits, then they will be entitled to receive an additional amount (a "gross-up payment" to make the officer whole for these excise taxes and for all taxes on the gross-up payment).

        The following table lists the Named Executive Officers and the estimated amounts they would have received under their respective employment agreements if their employment with us terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason on December 31, 2010:

Name	Estimated Total Value of Cash Payments- Base Salary(1)	Estimated Total Value of Health Coverage Continuation(2)	Estimated Total Value of Equity Acceleration	Estimated Total Value of Excise Tax "Gross-Up"
Andre C. Dimitriadis	$960,000	$250,000	$—	$—
Wendy L. Simpson	1,664,000	250,000	—	—
Pamela Shelley-Kessler	215,000	36,000	—	—
Clint B. Malin	180,000	16,000	—	—
T. Andrew Stokes	180,000	39,000	—	—

(1)
Represents base salaries and termination provisions in effect at December 31, 2010.

(2)
The employment agreements state that if the executive officer's employment is terminated upon a change in control of our company then the executive shall not be given the opportunity to participate in any medical or dental insurance coverage. However, if the executive officer's employment is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason, medical and dental insurance coverage will be extended for up to 18 months, at our expense, to the executive officer. Estimates provided in this table are based on amounts we paid for medical and dental insurance for our Named Executive Officers in 2010. As described above under "Description of Employment Agreements," we agreed to provide Mr. Dimitriadis with health insurance benefits for life and Mr. Dimitriadis' two dependents with health insurance benefits until they reach the age of 22. However, we may elect to pay Mr. Dimitriadis a one-time cash payment of $250,000 in lieu of continuing health insurance benefits for Mr. Dimitriadis and his two dependents. Also as described above under "Description of Employment Agreements," we agreed to provide Ms. Simpson with health insurance benefits for life if Ms. Simpson's employment with us is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason. However, we may elect to pay Ms. Simpson a one-time cash payment of $250,000 in lieu of continuing health insurance benefits.

Severance and Other Benefits Upon Change of Control

        As described above under "Description of Employment Agreements" the employment agreements we have with our Named Executive Officers provide for payments of severance and other benefits upon a change of control of our company. Upon a change in control of our company whether or not the Named Executive Officer's employment is terminated, we will pay the Named Executive Officer a severance payment in cash equal to $5,000,000 for Mr. Dimitriadis, $3,000,000 for Ms. Simpson and two times base salary for Ms. Shelley-Kessler, Messrs. Malin and Stokes. If any payment or benefit received by Mr. Dimitriadis or Ms. Simpson from us subjects them to excise taxes under the "golden parachute" rules on payments and benefits, then they will be entitled to receive an additional amount (a "gross-up payment" to make the officer whole for these excise taxes and for all taxes on the gross-up payment). Further, upon a change of control all stock options and/or restricted common stock automatically vest.

        A "Change in Control" occurs if:

          (a)   Any Person or related group of Persons (other than Executive and her Related Persons, our company or a Person that directly or indirectly controls, is controlled by, or is under common control with, our company) is or becomes the Beneficial Owner, directly or indirectly, of securities of our company representing 30% or more of the combined voting power of our company's then outstanding securities;

          (b)   The stockholders of our company approve a merger or consolidation of our company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of our company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of the voting securities of the company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of our company (or similar transaction) in which no Person acquires 30% or more of the combined voting power of our company's then outstanding securities shall not constitute a Change in Control;

          (c)   The stockholders of our company approve a plan of complete liquidation of the company or an agreement for the sale or disposition by our company of all or substantially all of our company's assets; or

          (d)   A majority of the members of the Board of Directors of our company cease to be Continuing Directors.

        The following table lists the Named Executive Officers and the estimated amounts they would have received under their respective employment agreements if there had been a change of control of our company on December 31, 2010 whether or not the Named Executive Officer's employment is terminated:

Name	Estimated Total Value of Cash Payments- Base Salary(1)	Estimated Total Value of Health Coverage Continuation(2)	Estimated Total Value of Equity Acceleration(3)	Estimated Total Value of Excise Tax "Gross-Up"
Andre C. Dimitriadis	$5,000,000	$250,000	$—	$2,158,000
Wendy L. Simpson	3,000,000	250,000	2,695,259	1,695,000
Pamela Shelley-Kessler	430,000	—	1,112,945	—
Clint B. Malin	360,000	—	1,278,711	—
T. Andrew Stokes	360,000	—	1,124,666	—

(1)
Represents base salaries and change of control provisions in effect at December 31, 2010.

(2)
The employment agreements state that if the executive officer's employment is terminated upon a change in control of our company then the executive shall not be given the opportunity to participate in any medical or dental insurance coverage. As described above under "Description of Employment Agreements," we agreed to provide Mr. Dimitriadis with health insurance benefits for life and Mr. Dimitriadis' two dependents with health insurance benefits until they reach the age of 22. However, we may elect to pay Mr. Dimitriadis a one-time cash payment of $250,000 in lieu of continuing health insurance benefits for Mr. Dimitriadis and his two dependents. Also as described above under "Description of Employment Agreements," we agreed to provide Ms. Simpson with health insurance benefits for life upon a change in control of our company whether or not Ms. Simpson's employment is terminated. However, we may elect to pay Ms. Simpson a one-time cash payment of $250,000 in lieu of continuing health insurance benefits.

(3)
For unvested restricted common stock this amount represents the closing market price as reported by the NYSE on December 31, 2010, the last trading day of 2010. For stock options this amount represents the difference between the exercise price and the closing market price as reported by the NYSE on December 31, 2010, the last trading day of 2010.

DIRECTOR COMPENSATION

        Compensation for our Board of Directors typically consists of quarterly board fees, fees for attending meetings whether in-person or by telephone, and periodic equity awards. The following table presents information regarding the compensation we paid during 2010 to members of our independent Board of Directors. Two members of our Board are also employed by us and therefore are not entitled to receive additional compensation for their services as directors. Compensation information related to our two employee directors is included in the previous discussion and tables related to executive compensation.

Director Compensation for the Year ended December 31, 2010

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Total
Boyd W. Hendrickson	$51,900	$25,950	$—	$77,850
Edmund C. King	54,000	25,950	—	79,950
Devra G. Shapiro	48,000	25,950	—	73,950
Timothy J. Triche	52,000	25,950	—	77,950

(1)
See "Equity Awards" below for the aggregate number of stock awards and option awards outstanding at year end. The amounts reported for Stock Awards and Options Awards of the table above reflect the fair value on the grant date of the stock awards and option awards granted in 2010. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of our company's financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in the table above, please see the discussion of stock awards and option awards contained in Note 10. Equity to LTC's Consolidated Financial Statements, included as part of LTC's 2010 Annual Report on Form 10-K, filed with the SEC. Under U.S. generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted to our employees and directors is generally recognized over the vesting periods applicable to the awards.

Quarterly Board and Meeting Fees

        The following table represents the schedule of meeting fees and quarterly fees for each independent director in effect during 2010:

Type of Fee(1)	January to June	July to December
Quarterly Fee	$6,500	$6,750
Quarterly Lead Director Fee	—	2,500
Quarterly Audit Committee Chairman Fee	2,500	2,500
Quarterly Compensation Committee Chairman Fee	2,000	2,000
Quarterly Nominating Committee Chairman Fee	2,000	2,000
Meeting Fee(2)	1,500	1,600
Committee Meeting Fee(2)	1,000	1,100

(1)
Along with meeting fees and quarterly fees, we reimburse independent directors for travel expenses incurred in connection with their duties as our director. Travel expense reimbursements are not included in this table.

(2)
The board meeting and committee meeting fees are paid to each independent director for attendance in person or telephonically at each meeting of the Board of Directors or of any committee meeting held on a day on which the Board of Directors did not meet. If a committee meeting is held on a day on which a meeting of the Board of Directors is held, there is no fee paid for the committee meeting.

Equity Awards

        Directors participate in our 2008 Equity Participation Plan (or the 2008 Plan) which permits the Compensation Committee to grant nonqualified stock options or restricted common shares to directors from time-to-time. In 2010, the Compensation Committee granted 1,000 shares of restricted common stock to Ms. Shapiro, Messrs. Hendrickson and King and Dr. Triche at $25.95 per share. These shares vest ratably over a three-year period. The following table presents the number of outstanding and unexercised option awards and the number of unvested shares of restricted common stock held by each of our independent directors at December 31, 2010.

Name	Number of options outstanding		Number of unvested shares of restricted common stock outstanding
Boyd W. Hendrickson	10,000	(1)	1,667	(4)
Edmund C. King	3,334	(2)	1,667	(4)
Devra G. Shapiro	15,000	(3)	3,000	(5)
Timothy J. Triche	10,000	(1)	1,667	(4)

(1)
3,333 vested on May 15, 2008 and 2009; 3,334 vested on May 15, 2010

(2)
3,334 vested on May 15, 2010

(3)
5,000 vested on July 30, 2010; 5,000 will vest on July 30, 2011 and 2012

(4)
Vests as follows: 333 on May 15, 2011; 334 on May 15, 2012; 333 on May 27, 2011 and 2012; 334 on May 15, 2013

(5)
Vests as follows: 1,000 on July 30, 2011 and 2012; 333 on May 27, 2011 and 2012; 334 on May 27, 2013

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

        The Compensation Committee of the Board of Directors has reviewed and discussed with management the Executive Compensation Discussion and Analysis for 2010. Based on the review and discussions, the Committee recommended to the Board, and the Board has approved, that the Executive Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Timothy J. Triche, M.D., Chair Edmund C. King Devra G. Shapiro

Compensation Committee Interlocks and Insider Participation

        During 2010, the Compensation Committee consisted of Timothy J. Triche, MD, Edmund C. King and Devra G. Shapiro, all of whom are independent directors. None of the members of the Compensation Committee are, or have been, officers or employees of the company. There are no "interlocks" (as defined by the rules of the SEC) with respect to any member of the Compensation Committee of the Board of Directors other than Mr. Hendrickson's relationship to Skilled Healthcare Group, Inc. (or SHG).

        Since the beginning of 2007 and including any currently proposed, the only transactions within the scope of Item 404 of Regulation S-K involved Boyd W. Hendrickson, one of our independent directors. His interest in these transactions arises indirectly and as a result of serving as Chief Executive Officer of SHG.

        In December 2005, we purchased, on the open market, $10,000,000 face value of SHG Senior Subordinate Notes with a face rate of 11.0% and an effective yield of 11.1%. Our Board of Directors, with Mr. Hendrickson abstaining, ratified the purchase of SHG Senior Subordinated Notes. As a result of early redemptions by SHG in 2007, at December 31, 2010, we had a remaining investment in $6,500,000 face value of SHG Senior Subordinated Notes. During 2010, we recognized approximately $720,000 of interest income related to the SHG Senior Subordinated Notes and expect to recognize approximately $721,000 of interest income in 2011 assuming no further redemptions by SHG. Interest on the notes is payable semi-annually in arrears and the notes mature on January 15, 2014.

        In addition, during September 2007, SHG purchased the assets of Laurel Healthcare (or Laurel). One of the assets SHG purchased was Laurel's leasehold interests in the skilled nursing properties Laurel leased from us under a 15-year master lease agreement dated in February 2006. Our Board of Directors, with Mr. Hendrickson abstaining, ratified our consent to the assignment of Laurel's master lease to subsidiaries of SHG. The economic terms of the master lease agreement did not change as a result of our assignment of the master lease to subsidiaries of SHG. During 2010, subsidiaries of SHG paid us approximately $4,160,000 in rent and are expected to pay approximately $4,264,000 in rent to us during 2011. During 2010, we recorded approximately $342,000 of straight-line rental income from subsidiaries of SHG and expect to record approximately $238,000 of straight-line rental income from subsidiaries of SHG in 2011. At December 31, 2010, the straight-line rent receivable from subsidiaries of SHG was $2,822,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

        This table shows information as of April 15, 2011 with respect to the beneficial ownership of our common stock by (1) each person who is known by us to own beneficially more than 5% of our common shares based on the most recent Schedule 13D or 13G filings made by such person with the Securities and Exchange Commission pursuant to rules and regulations promulgated under the Exchange, (2) each director and director nominee, (3) each Named Executive Officer identified in the Summary Compensation Table above, and (4) the current directors and executive officers as a group.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Shares in Class(2)
Principal Stockholders:

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	Common Stock	3,092,044	(3)	10.2%

Deutsche Bank AG Theodor-Heuss-Allee 70 60468 Frankfurt am Main Federal Republic of Germany	Common Stock	2,956,455	(4)	9.7%

National Health Investors, Inc. 222 Robert Rose Drive Murfreesboro, TN 37129	Common Stock	2,674,800	(5)	8.3%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	Common Stock	2,258,631	(6)	7.4%

Named Executive Officers:

Andre C. Dimitriadis	Common Stock	181,679		*

Wendy L. Simpson	Common Stock	281,500		*

Pamela Shelley-Kessler	Common Stock	81,552	(7)(8)	*

Clint B. Malin	Common Stock	90,574	(7)	*

T. Andrew Stokes	Common Stock	72,422	(7)	*

Directors and Director Nominees:+

Boyd W. Hendrickson	Common Stock	22,217	(7)(9)	*

Edmund C. King	Common Stock	63,985	(7)(10)(11)	*

Devra G. Shapiro	Common Stock	9,000	(7)	*

Timothy J. Triche, M.D.	Common Stock	39,102	(7)	*

All directors and executive officers as a group (11 persons)	Common Stock	890,958	(7)(8)(9)(10)(11)	2.9%

*
Less than 1%

+
Does not include information concerning directors Andre C. Dimitriadis and Wendy L. Simpson, each of whom is also an executive officer, which information is provided above.

(1)
Except as otherwise noted below, all shares are owned beneficially by the individual or entity listed with sole voting and/or investment power.

(2)
For purposes of computing the percentages, the number of shares outstanding on April 15, 2011 was 30,334,574.

(3)
Based upon information contained in a Schedule 13G/A filed with the SEC on April 8, 2011 by The Vanguard Group, Inc. (or VGI) with respect to the ownership of our common stock as of March 31, 2011, VGI beneficially owns 3,092,044 shares. VGI has the sole voting power of 45,029 shares and sole power to dispose of or to direct the disposition of 3,047,015 shares. Vanguard Fiduciary Trust Company (or VFTC), a wholly-owned subsidiary of VGI, is the beneficial owner of 45,029 shares of our common stock outstanding as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

(4)
Based upon information contained in a Schedule 13G/A filed with the SEC on February 11, 2011 by Deutsche Bank AG, RREEF America L.L.C. (or RREEF) and Deutsche Investment Management Americas (or DIMA) with respect to the ownership of our common stock as of December 31, 2010, the Private Clients and Asset Management business group (or PCAM) of Deutsche Bank AG and its subsidiaries (including RREEF and DIMA) and affiliates (or collectively, DBAG) beneficially own 2,956,455 shares. Of this amount, Deutsche Bank AG has sole voting power over 2,118,505 shares and sole dispositive power over 2,956,455 shares, RREEF has sole voting power over 2,097,155 shares and sole dispositive power over 2,935,105 shares, and DIMA has sole voting power and sole dispositive power over 21,350 shares.

(5)
Based upon information contained in National Health Investors, Inc.'s (or NHI) Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC and with respect to the ownership of our common stock as of December 31, 2010, NHI directly owns 674,800 shares and has sole voting and dispositive power over these shares. Additionally, NHI owns our Series C Cumulative Convertible Preferred Stock, which has an option to convert at a price of $19.25 per share into 2,000,000 shares of common stock. For the purpose of computing this percentage, the number of shares subject to conversion is deemed to be outstanding only for the calculation of NHI's percent of class calculation.

(6)
Based upon information contained in the a Schedule 13G/A filed with the SEC on February 7, 2011 by BlackRock, Inc. (or BlackRock) with respect to the ownership of our common stock as of December 31, 2010, BlackRock beneficially owns 2,258,631 shares. BlackRock has the sole voting power and sole power to dispose of or to direct the disposition of 2,258,631 shares.

(7)
Includes shares purchasable by such individual upon exercise of outstanding options that are presently exercisable or will become exercisable within 60 days of April 15, 2011 as follows:

Exercisable Outstanding Options
Named Executive Officer:
Pamela Shelley-Kessler	10,000
Clint B. Malin	40,000
T. Andrew Stokes	30,000
Director and Director Nominees:
Boyd W. Hendrickson	10,000
Edmund C. King	3,334
Devra G. Shapiro	5,000
Timothy J. Triche, M.D.	10,000
(8)
Includes 1,000 shares of common stock held by spouse in an individual retirement account.

(9)
Includes 550 shares of common stock held in an individual retirement account.

(10)
Includes 1,685 shares of common stock held by spouse in an individual retirement account.

(11)
17,700 of the shares beneficially owned have been pledged as security.

Securities Authorized for Issuance under Equity Compensation Plans

        Securities authorized for issuance under equity compensation plans as of December 31, 2010 is as follows:

Equity Compensation Plan Information
	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	185,334	$23.34	333,421
Equity compensation plans not approved by security holders	—	—	—

Total	185,334	$23.34	333,421

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Review, Approval or Ratification of Transactions with Related Persons

        We have adopted a written policy that addresses related person transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Act. A related person of our company includes a director, a director nominee, an executive officer, a shareholder beneficially owning a 5% voting interest in our company, or an immediate family member of any of the foregoing. Under the policy, any transaction in which a related person has a direct or indirect material interest and where the amount exceeds $120,000 must be approved by disinterested members of our Board of Directors.

        In determining whether to approve or ratify a related person transaction, our Board of Directors will take into account, whether (i) the terms are fair to our company and on the same basis generally available to an unrelated person, (ii) there are business reasons for our company to enter into the transaction, (iii) it would impair independence of an outside director, and (iv) any other factors exist that our Board deems relevant.

Transactions with Related Persons

        Since the beginning of 2007 and including any currently proposed, the only transactions within the scope of Item 404 of Regulation S-K involved Boyd W. Hendrickson, one of our independent directors. His interest in these transactions arises indirectly and as a result of serving as Chief Executive Officer of SHG.

        In December 2005, we purchased, on the open market, $10,000,000 face value of SHG Senior Subordinate Notes with a face rate of 11.0% and an effective yield of 11.1%. Our Board of Directors, with Mr. Hendrickson abstaining, ratified the purchase of SHG Senior Subordinated Notes. As a result of early redemptions by SHG in 2007, at December 31, 2010, we had a remaining investment in $6,500,000 face value of SHG Senior Subordinated Notes. During 2010, we recognized approximately $720,000 of interest income related to the SHG Senior Subordinated Notes and expect to recognize approximately $721,000 of interest income in 2011 assuming no further redemptions by SHG. Interest on the notes is payable semi-annually in arrears and the notes mature on January 15, 2014.

        In addition, during September 2007, SHG purchased the assets of Laurel Healthcare (or Laurel). One of the assets SHG purchased was Laurel's leasehold interests in the skilled nursing properties Laurel leased from us under a 15-year master lease agreement dated in February 2006. Our Board of Directors, with Mr. Hendrickson abstaining, ratified our consent to the assignment of Laurel's master lease to subsidiaries of SHG. The economic terms of the master lease agreement did not change as a result of our assignment of the master lease to subsidiaries of SHG. During 2010, subsidiaries of SHG paid us approximately $4,160,000 in rent and are expected to pay approximately $4,264,000 in rent to us during 2011. During 2010, we recorded approximately $342,000 of straight-line rental income from subsidiaries of SHG and expect to record approximately $238,000 of straight-line rental income from subsidiaries of SHG in 2011. At December 31, 2010, the straight-line rent receivable from subsidiaries of SHG was $2,822,000.

Director Independence

        In accordance with the listing standards of the NYSE, our Corporate Governance Policies provide that:

  •
  A director who is, or has been within the last three years, an employee of the company, or whose immediate family member is, or has been within the last three years an executive officer of the company may not be deemed independent. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following that employment.

  •
  A director who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer and compensation received by an immediate family member for service as a non-executive employee of the company will not be considered in determining independence under this test.

  •
  A director who is, or whose immediate family member is, a current partner of a firm that is the company's external auditor; a director who is a current employee of such a firm; a director who has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or a director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the company's audit within that time may not be deemed independent.

  •
  A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the company's present executive officers at the time serves or served on that company's compensation committee may not be deemed independent.

  •
  A director who is a current employee or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues, may not be deemed independent.

        For purposes of these guidelines, the terms:

  •
  "affiliate" means any consolidated subsidiary of the company and any other company or entity that controls, is controlled by or is under common control with the company, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity;

  •
  "executive officer" means an "officer" within the meaning of Rule 16a-1(f) under the Exchange Act; and

  •
  "immediate family" means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person's home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

        Pursuant to our Corporate Governance Policies on Director Independence, the Board undertook its annual review of director independence in 2010. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and our company and its subsidiaries and affiliates, including those within the scope of "Transactions with Related Persons" above. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of our senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

        The Board has affirmatively determined that each of the current directors standing is independent within the meaning of our director independence standards, which reflect the NYSE director independence standards, except for Mr. Dimitriadis and Ms. Simpson. Mr. Dimitriadis and Ms. Simpson are considered inside directors because of their employment as senior executives of our company. In determining that each of the other directors is independent, the Board considered that our company owns Senior Subordinated Notes issued by SHG, a company at which Boyd W. Hendrickson, one of our independent directors, serves as the chief executive officer. During 2007, SHG purchased the assets of one of our operators and now operates skilled nursing properties under a master lease with us. The payments received from SHG did not exceed 2% of SHG's consolidated gross revenues. Mr. Hendrickson does not have a direct material interest in these transactions and his only interest arises solely from his position as Chief Executive Officer of SHG. The Board determined that this relationship did not impair Mr. Hendrickson's independence.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

        Ernst & Young LLP audited our financial statements during year ended December 31, 2010 and have been our auditors since our organization in May 1992. Their fees for the last two fiscal years were:

	2010	2009
Audit Fees	$462,200	$434,200
Audit-Related Fees	—	—
Tax Fees	47,000	49,300
All Other Fees	—	—

Audit Fees

        For 2010 and 2009, these fees represent aggregate fees billed for professional services rendered for the audit of our annual financial statements and internal control over financial reporting, the review of the financial statements included in our Quarterly Reports on Form 10-Q, advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and work on securities and other filings with the SEC, including comfort letters and consents.

Tax Fees

        These fees represent aggregate fees billed for services rendered for tax compliance and consultation, including REIT qualification matters during 2010 and 2009.

        All audit, audit related and tax services were pre-approved by the Audit Committee. On an annual basis the Audit Committee pre-approves specifically described audit, audit-related and tax services to be performed by Ernst & Young LLP. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve non-audit services to be performed by Ernst & Young LLP, provided that the Chair shall report any decision to pre-approve such non-audit services to the full Audit Committee at its next regular meeting.

        In accordance with Section III, Item 6 of the Audit Committee Charter, the Audit Committee reviewed the effectiveness of Ernst & Young LLP's audit effort, including approval of the scope of, and fees charged in connection with, the annual audit, quarterly reviews and any non-audit services provided. The Audit Committee concluded that the provision of the non-audit services by Ernst & Young LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee Report of LTC Properties, Inc. (or company) shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

        The Audit Committee of the Board of Directors is comprised of three independent directors as determined by the Board within the meaning of the New York Stock Exchange listing standards and operates under a written charter adopted by the Board.

        The Audit Committee has oversight of all compliance related to financial matters, Securities and Exchange Commission reporting and auditing. Additionally, it is the Audit Committee's duty to review annually the Audit Committee Charter and recommend any changes to the Board.

        The Audit Committee is appointed by the Board to assist the Board in its oversight function by monitoring, among other things, the integrity of the company's financial statements, the company's financial reporting process and the independence and performance of the independent registered public accounting firm. It is the responsibility of executive management of the company to prepare financial statements in accordance with U.S. generally accepted accounting principles and of the company's independent registered public accounting firm to audit those financial statements. The Audit Committee has the sole authority and responsibility to select, appoint, evaluate, compensate and retain, approve significant non-audit services, confirm the independence of the independent registered public accounting firm and, where appropriate, replace the independent registered public accounting firm. Additionally, the Audit Committee determines the extent of funding that the company must provide to it.

        Management is responsible for the company's internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the company's consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, the company's independent registered public accounting firm. Management represented to the Audit Committee that the company's consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Ernst & Young LLP. The Audit Committee discussed with Ernst & Young LLP matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        In addition, the Audit Committee has received the written disclosures and the letter required by the Public Company Accounting Oversight Board's Ethic and Independence Rule 3526 (Communications with Audit Committees Concerning Independence), as amended, from Ernst & Young LLP and has discussed with Ernst & Young LLP its independence from the company and its management. Further, the Audit Committee has considered whether the non-audit services provided by Ernst & Young LLP are compatible with maintaining its independence.

        Further, the Audit Committee periodically meets with Ernst & Young LLP, without management present, to discuss the results of their examinations, the evaluations of the company's internal controls and the overall quality of the company's financial reporting.

        During the past year, the Audit Committee met with Ernst & Young LLP eight times in total and without management present three times.

        Based on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and set forth in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the company's 2010 Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee
Edmund C. King, Chair Boyd W. Hendrickson Devra G. Shapiro Timothy J. Triche, M.D.

RISK OVERSIGHT

        Management continually monitors the material risks facing our company, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board of Directors is responsible for exercising oversight of management's identification of, planning for, and managing those risks. The Board may delegate to its committees oversight responsibility for those risks that are directly related to their area of focus. Pursuant to its charter, the Audit Committee has the responsibility and duty to review the financial, investment and risk management policies followed by our company in operating its business activities. The full Board reviews risks that may be material to our company, including those detailed in the Audit Committee's reports and as disclosed in our quarterly and annual reports filed with the SEC. We believe that our leadership structure also enhances the Board's risk oversight function. Due to his knowledge of our company and industry, our Executive Chairman is well-positioned to lead Board discussions on risk areas. Our Executive Chairman regularly discusses with management the material risks facing our company and is also expected to report candidly to his fellow directors on his assessment of those material risks. This structure fosters greater communication between management and the Board on matters including with respect risk.

OTHER MATTERS

        Other business may properly come before the 2011 Annual Meeting, and in that event, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. However, we have not received timely and proper notice from any stockholder of any other matter to be prepared at the 2011 Annual Meeting. Our management and Board of Directors know of no matters to be brought before the 2011 Annual Meeting other than as set forth herein.

Stockholder Proposals

        Stockholder proposals intended to be presented at the 2012 Annual Meeting must be received by us for inclusion in our proxy statement by December 31, 2011 and otherwise comply with the regulations of the SEC governing inclusion of such proposals.

        Matters (other than nominations of candidates for election as directors) may be brought before the meeting by stockholders only by complying with the procedure set forth in our Bylaws, which in summary requires that notice be delivered to our principal executive offices not less than 60 days nor more than 150 days prior to the anniversary of the 2011 Annual Meeting of Stockholders. Each such stockholder notice shall set forth (i) as to each matter the stockholder proposes to bring before the 2012 Annual Meeting, (a) a brief description of the matter desired to be brought before the 2012 Annual Meeting and the reasons for bringing such matter before the 2012 Annual Meeting and (b) any material interest of the stockholder in such matter; and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on our books, of such stockholder and any other stockholders known by such stockholder to be supporting the bringing of such matter before the 2012 Annual

Meeting as of the date of such stockholder notice and (b) the class and number of shares of our capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholder known by such stockholder to be supporting the bringing of such matter before the 2012 Annual Meeting as of the date of such stockholder notice.

        For information regarding nominating candidates for election as directors, please refer to "Consideration of Director Nominees" in the Corporation Governance Principles and Board Matters section above.

Householding

        We have adopted a procedure approved by the SEC called "householding." Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Annual Meeting of Stockholders, Proxy Statement, and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

        Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

        If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting of Stockholders and Proxy Statement and the accompanying documents, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our Transfer Agent, American Stock Transfer & Trust Company, at 866-708-5586.

        If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting of Stockholders, Proxy Statement and the accompanying documents, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please also contact our Transfer Agent, American Stock Transfer & Trust Company, at 866-708-5586.

        Beneficial owners can request information about householding from their banks, brokers, or other holders of record.

 Directions

        Directions to the Hyatt Westlake Plaza, 880 S. Westlake Blvd., Westlake Village, California 91361

US-101 North	US-101 South
• Exit Westlake Blvd.	• Exit Westlake Blvd.
• Go straight at the traffic light	• Turn left onto Westlake Blvd.
• First right will take you directly to the Hyatt	• Turn left at the first traffic light • First right will take you directly to the Hyatt

By Order of the Board of Directors

PAMELA J. SHELLEY-KESSLER
Westlake Village, California April 29, 2011	Executive Vice President, Chief Financial Officer and Corporate Secretary

0 14475 PROXY LTC PROPERTIES, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS - JUNE 1, 2011 The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on June 1, 2011, each dated April 29, 2011, and revoking all prior proxies, hereby appoints: Andre C. Dimitriadis and Wendy L. Simpson, or either of them, each with the power of substitution, as Proxies, and hereby authorizes each of them to represent and vote, as designated below, the shares held of record by the undersigned at the annual meeting of stockholders of LTC Properties, Inc. to be held at the Hyatt Westlake Plaza, 880 S. Westlake Blvd., Westlake Village, California 91361, on Wednesday, June 1, 2011 at 10:00 A.M., or any adjournments or postponements thereof, as designated on the reverse side, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. (Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF LTC PROPERTIES, INC. June 1, 2011 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26002 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR 1. Election of Directors: Six directors will be elected to hold office until the 2012 Annual Meeting of Stockholders and, in each case, until their respective successors have been duly elected and qualified. O Andre C. Dimitriadis O Boyd W. Hendrickson O Edmund C. King O Devra G. Shapiro O Wendy L. Simpson O Timothy J. Triche, M.D. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2 2. Ratification of the Company's Independent Auditors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3 3. Advisory vote on compensation of named executive officers. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR 3 YEARS ON PROPOSAL 4 4. Advisory vote on the frequency of the advisory vote on compensation of named executive officers. Please check here if you would like to receive future documents electronically. In accordance with the judgments of the Proxies, upon any other matter that may properly come before the Annual Meeting of Stockholders or any adjournment thereof. This Proxy will be voted as directed. If no contrary direction is made, this Proxy will be voted in accordance with the Directors' recommendations. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20603030040100000000 6 060111 ELECTRONIC ACCESS TO FUTURE DOCUMENTS If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address. 2 years 1 year ABSTAIN 3 years FOR AGAINST ABSTAIN